    Exhibit 4.9

AMENDMENT NO. 4
TO THE
RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 4 to the RAI 401k Savings Plan (the “Plan”), restated as of January 20, 2015, is made and entered into the 22nd day of March, 2016.  The provisions of this Amendment shall be effective as of January 1, 2016.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by action taken on February 9, 2016 authorized an amendment to the Plan to add RAI Innovations Company as a Participating Company; and

WHEREAS, the Committee, by actions taken on March 21, 2016 authorized amendments to the Plan to remove R. J. Reynolds Global Products, Inc. as a Participating Company and to clarify the definition of “Compensation”; and

WHEREAS, such actions of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Schedule A of the Plan is hereby amended in its entirety to read as follows:

“SCHEDULE A

COMPENSATION

I.	The following payments are included as Compensation if processed through a U.S. based payroll, regardless of the location of the Participant:

(a)	Basic Salary.

(b)	Overtime.

(c)	Shift Premium Pay.

(d)	Commissions.

(e)	Sales incentive payments paid in cash.

(f)	Vacation Pay (except as noted in Part II below).

(g)
Annual Incentive Award (“AIA”) bonus or any similar bonus if (i) payment is made on a non-deferred basis and (ii) the total aggregate amount of such bonuses does not exceed the regular AIA for the plan year and/or the maximum AIA payable under the Reynolds American Omnibus Incentive Compensation Plan.

(h)	Compensation deferred pursuant to salary reduction arrangement under Code Sections 401(k) or 125 to which the Company makes contributions.

(i)	Lump Sum payments in lieu of an increase in basic salary (except for Transitional Employees).

(j)	Cash denominated awards under the LTIP which are granted in lieu of regular AIAP awards or on a contractually required annual basis.

(k)	Salary continuation payments during an approved leave of absence, provided that such salary continuation shall be included without any offset for military pay.

II.	The following payments are not included as Compensation:

(a)	Vacation Pay taken in lieu of vacation.

(b)	Moving expenses.

(c)	Housing differential.

(d)	Bonus or other award payment which have been previously deferred.

(e)	Change of control bonus.

(f)	Stay-on/completion bonus.

(g)	Special incentive or bonus payments paid on an irregular or one-time basis unless designated for inclusion by the CEO.

(h)	Company contributions under any employee benefit plan (except contributions on account of employee elections to defer salary under Code Sections 401(k), 125 or 132(f)).

(i)	Any other form of compensation not listed in Part I.

(j)	Salary continuation or separation pay payments made after the Severance Date.

(k)
The one-time lump sum payment paid to a Former Lorillard Employee for purposes of satisfying the requirement in the Agreement and Plan of Merger, dated as of July 15, 2014, among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co., to provide, for a period of one year following the Lorillard Closing Date, base compensation, salary and wages that are no less favorable than those provided as of immediately prior to the Lorillard Closing Date.”

2.

Schedule B of the Plan is hereby amended in its entirety to read as follows:

“SCHEDULE B

PARTICIPATING UNITS

Participating Company	Participating Unit

R. J. Reynolds Tobacco Company	All Employees

Reynolds American Inc.	All Employees

Reynolds Finance Company	All Employees

Santa Fe Natural Tobacco Company, Inc.	All Employees, excluding Employees in the Santa Fe Executive Department who are paid on a monthly payroll * All Employees in the Santa Fe Executive Department who are paid on a monthly payroll

American Snuff Company, LLC (f/k/a Conwood Company, LLC)
Effective as of July 1, 2012, all Employees, excluding (i) Employees transferred to or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 who are paid on a monthly payroll and (ii) Employees whose principal place of employment was transferred to Winston-Salem, North Carolina (other than the Taylor Brothers Division of ASC) on or after July 1, 2010

* All Employees transferred to or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 who are paid on a monthly payroll

**All Employees whose principal place of employment on or after July 1, 2010 is in Winston-Salem, North Carolina (other than at the Taylor Brothers Division of ASC)

RAI International, Inc.	All Employees

Reynolds Innovations Inc.	All Employees
RAI Services Company	All Employees

Niconovum USA, Inc.	All Employees

R. J. Reynolds Vapor Company	All Employees

Kentucky BioProcessing, Inc.	All Employees

RAI Innovations Company	All Employees

*
The above-marked Employee groups will be collectively referred to as the “Affiliate Executive Department” for all purposes under the Plan, and the Affiliate Executive Department shall be considered a Participating Unit for purposes of the Plan.

**
The above-marked Employee group will be referred to as the “ASC Winston-Salem Employees” for all purposes under the Plan, and the ASC Winston-Salem Employees shall be considered a Participating Unit for purposes of the Plan.”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 4 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ Constantine E. Tsipis
Constantine E. Tsipis
Secretary